UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER

SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR

SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 000-50991

TELVENT GIT, S.A.

(Exact name of registrant as specified in its charter)

Valgrande 6

28108 Alcobendas, Madrid, Spain

011 34 902 33 55 99

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ordinary Shares

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g — 4(a)(1)	☒
Rule 12g — 4(a)(2)	☐
Rule 12h — 3(b)(1)(i)	☒
Rule 12h — 3(b)(1)(ii)	☐
Rule 15d — 6	☐

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, Telvent GIT, S.A. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	January 4, 2012	By:	/s/ Ignacio González
Ignacio González
Chief Executive Officer